Exhibit 99.1

Contacts:
	Semitool, Inc.	Pfeiffer High Investor Relations, Inc.
	Larry Viano, Chief Financial Officer	Geoff High
	406.752.2107	303.393.7044
	lviano@semitool.com	www.pfeifferhigh.com

Semitool Announces Fiscal Second Quarter Results

KALISPELL, MT – April 28, 2009 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its second fiscal quarter ended March 31, 2009.

Second quarter revenue was $27.2 million versus $63.0 million in the second quarter a year ago. Gross margin was 39 percent as compared with 48 percent in the comparable year-ago quarter. The Company reported a net loss of $4.6 million, or $0.14 per share, versus net income of $2.1 million, or $0.07 per share, in last year’s second quarter.

Second quarter bookings were $24.6 million. Deferred revenue at the end of the quarter was $2.5 million and shipping backlog was $46.6 million, combining for a total revenue backlog of $49.1 million. Product shipments during the quarter were $22.9 million.

Larry Murphy, president and chief operating officer, said, “Given current market conditions, many device manufacturers are focusing on next-generation production technologies, and this drove much of our sales activity during the second quarter. We received technology buys in the areas of lead-free bumping, through-silicon via plating, and copper damascene plating for memory. We expect to see additional technology tool sales during the coming quarters, which should provide a basis for follow-on production orders by the beginning of next year.”

Murphy added, “We have enhanced our leadership position in the copper memory market, and now count as customers 13 of the global fabs using copper at the production or development level. We also are involved in joint development projects with the top three memory manufacturers that are working on production at the sub 32 nanometer level.”

“We continue to focus on costs as we await a rebound in customer capital spending,” Murphy said. “In the meantime, we will work to effectively manage our improved cash position and maintain the strength of our balance sheet.”

Cash, cash equivalents and marketable securities were $31.4 million at the end of the second quarter, up from $26.7 million at the end of the first quarter and $12.8 million at the end of fiscal 2008. Total current assets at March 31, 2009 were $173.0 million and working capital was $126.4 million. Total shareholders’ equity was $166.6 million. Through the first six months of fiscal 2009, revenue was $60.2 million versus revenue of $111.6 million in the same period a year ago. Net loss in the six-month period was $12.0 million, or $0.37 per share, versus net income of $1.4 million, or $0.04 per share, at the six-month mark last year.

Guidance

Management expects third quarter revenue to be in a range of $30 million to $35 million, and third quarter loss per share is expected to be between $0.04 and $0.08. Third quarter shipments are expected to be in a range of $27 million to $32 million. Due to limited longer-term visibility, management said it will not update full-year 2009 forecasts until the end of the third fiscal quarter.

Conference Call Information

Semitool will host an investor conference call and simultaneous webcast today at 5:00 p.m. Eastern. The call can be accessed by dialing 877-356-3834 (706-679-0445 for international callers) and entering the passcode 95484373. The webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available until 11:59 p.m. Eastern on April 30, 2009, and can be accessed by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 95484373.

About Semitool, Inc.

Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging and through-silicon via. The Company’s products also are used in solar cell (PV) production applications.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement

The matters discussed in this news release include forward-looking statements, including statements related to (i) our expectation of additional technology tool sales during the coming quarters and follow-on production orders by the beginning of next year, (ii) our cost containment efforts and effective management of our cash position and maintenance of the strength of our balance sheet and (iii) the financial guidance for the third quarter of fiscal 2009. Also, bookings, deferred revenue, shipping backlog, revenue backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and subsequent filings with the SEC. Additional technology tool sales and follow-on orders can be adversely affected by a number of factors, including customers’ preference for our tools and the tools’ performance, and the world economic slowdown. In addition, many factors can adversely affect cost containment, cash position, balance sheet strength and forecasted financial performance, including cancellations and push-outs, delays in acceptance and payment for shipped tools, unanticipated costs, including restructuring costs in response to world economic conditions, the financial health of our customers and unexpected customer insolvencies, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

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SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net sales	$27,158	$62,958	$60,224	$111,550
Cost of sales	16,467	32,886	35,372	57,306
Gross profit	10,691	30,072	24,852	54,244

Operating expenses:
Selling, general and administrative	10,715	20,070	29,178	38,766
Research and development	6,343	6,947	14,177	13,926
Downsizing	1,531	--	2,412	--
Total operating expenses	18,589	27,017	45,767	52,692

Income (loss) from operations	(7,898)	3,055	(20,915)	1,552
Other income (expense), net	(12)	459	(385)	906
Income (loss) before income tax	(7,910)	3,514	(21,300)	2,458
Income tax provision (benefit)	(3,305)	1,369	(9,274)	1,089

Net income (loss)	$(4,605)	$2,145	$(12,026)	$1,369

Earnings (loss) per share:
Basic	$(0.14)	$0.07	$(0.37)	$0.04
Diluted	$(0.14)	$0.07	$(0.37)	$0.04

Weighted average common shares:
Basic	32,559	32,300	32,546	32,227
Diluted	32,559	32,481	32,546	32,445

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 31,	September 30,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$31,252	$12,441
Marketable securities	140	380
Trade receivables, net	33,000	73,695
Inventories	82,157	88,773
Prepaid expenses and other current assets	26,482	19,018
Total current assets	173,031	194,307
Property, plant and equipment, net	46,332	49,909
Other assets, net	8,409	8,596
Total assets	$227,772	$252,812

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$5,997	$19,007
Note payable to bank	15,000	3,215
Other current liabilities	25,643	36,570
Total current liabilities	46,640	58,792
Long-term liabilities	14,537	15,663
Total liabilities	61,177	74,455

Shareholders’ equity:
Common stock	87,870	87,293
Retained earnings	79,470	91,496
Accumulated other comprehensive loss	(745)	(432)
Total shareholders’ equity	166,595	178,357
Total liabilities and shareholders’ equity	$227,772	$252,812